EXHIBIT 10.5

AMENDMENT NO. 3 DATED DECEMBER 21, 2012
TO THE
IXIA OFFICER SEVERANCE PLAN, AS AMENDED

WHEREAS, Ixia (the “Company”) previously adopted the Ixia Officer Severance Plan (the “Plan”) effective September 1, 2000, in order to provide severance benefits to certain officers of the Company; and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 10(g) thereof; and

WHEREAS, the Company amended and restated the Plan effective January 1, 2009 (the “Restated Plan”); and

WHEREAS, effective December 31, 2008, the Company amended the Officer Severance Plan as in effect prior to the effectiveness of the Restated Plan (the “Pre-2009 Plan”) to incorporate certain provisions for the benefit of an eligible employees who either (i) elected to continue participation in the Pre-2009 Plan until January 8, 2010 and to participate in the Restated Plan thereafter; or (ii) elected to continue participation in the Pre-2009 Plan through and after January 8, 2010; and

WHEREAS, the Company desires to amend the Pre-2009 Plan, as amended by Amendment No. 2 thereto dated March 22, 2011, to clarify the timing of payments made thereunder;

NOW, THEREFORE, effective immediately, the Pre-2009 Plan, as amended, is further amended by adding the following sentence to the end of Section 5(b):

“Notwithstanding the foregoing, any installment payment described in Section 4(a) above that would otherwise be paid to an Eligible Officer that is delayed pending the Eligible Officer’s consideration and execution of the Agreement shall be paid to the Eligible Officer on the next scheduled installment payment date following the date the Eligible Officer executes the Agreement, and such delay shall not affect the timing of the payment of any installments not so delayed.”

IN WITNESS WHEREOF, Ixia, as the Company, has caused this instrument to be duly executed.

IXIA

Dated: December 21, 2012	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs
and General Counsel